Exhibit 10.26

BUSINESS DEVELOPMENT SERVICE AGREEMENT

This Agreement is made effective as of January 2, 2011 by and between:

Fabrinet AB, a company organized and existing under the laws of Sweden, with its principal place of business located at Advokatfirma DLA Nordic KB, Box 7315, 10390 Stockholm, Sweden (the “Provider”), and

Fabrinet, an exempt company organized and existing under the laws of Cayman Islands, with its principal place of business located at 140 Robinson Road, #05-02 Chow House, Singapore 068907 (“Recipient”); and

Whereas

(A)	The Recipient requires certain business development services which Provider can provide; and

(B)	The Provider is willing to provide such services in return for appropriate compensation.

NOW, THEREFORE, the parties agree as follows:

1.	Definitions

For purposes of this Agreement, the following definitions shall apply to the terms set forth below wherever they appear:

“Fiscal Year” means the twelve-month period ended 30 June.

2.	Business Development Services

2.1	Business Development Services. During the term of this Agreement, Provider will provide the following business development services (“Services”) to Recipient:

(a)	identify new business opportunities and secure new customers in Scandinavia and Europe; and

(b)	serve as liaison to new and existing customers in Scandinavia and Europe.

2.2	Fees Payable to Provider. As compensation for the Services, Recipient will reimburse Provider for all labor and office expenses incurred by Provider in support of Recipient under this Agreement, including: employee salary and benefits, office rental and utility expenses, mailing expense and travel expenses. In addition, Recipient shall pay Provider a fee for its services equal to six percent (6%) of its expenses (“Service Fee”). Provider may, no greater than monthly, request Recipient to advance funds for certain reasonable expenses and Recipient hereby agrees to consent to such reasonable requests. Provider shall provide Recipient with a monthly statement of all of the expenses Provider incurred in support of Recipient under this Agreement, plus Provider’s Service Fee, which aggregate amount shall be set off by any advance of funds. Recipient shall pay that amount within fifteen (15) days after receipt of a monthly statement from the Provider. The Provider shall maintain and make available to Recipient, at its reasonable request, documentation of all employment contracts, and other office expenses.

3.	Costs and Expenses

3.1	The Provider’s Expenses. Except as provided above, all expenses incurred by Provider in operating its business shall be borne by the Provider.

3.2	The Recipient’s Expenses. The Recipient shall be responsible for all expenses incurred in operating its business.

4.	Personnel

The Provider agrees to provide qualified and suitable key personnel from time to time on such terms as may be mutually agreed upon. Appointment and removal of any such Provider personnel shall require prior written consent of the Recipient. Any person reasonably considered by the Recipient to be unsuitable for performance of his/her duties shall be replaced as soon as practicable with a person designated by the Provider and approved by the Recipient.

5.	Confidential Information

Each party shall retain in confidence and shall not disclose to any other person any information furnished by the other party on a confidential basis under or in connection with the business of that other party without prior written consent.

6.	The Provider’s Best Efforts

The Provider will use its best efforts, skill and experience in rendering the Services described in Section 2. However, in the absence of fraud or gross negligence on the part of the Provider or any of its officers or employees, neither the Provider nor any of its officers or employees shall be responsible for, and the Recipient will hold the Provider and such persons harmless against, any and all claims or charges (and the cost and expense of defending against them) relating to the performance of the Services hereunder.

7.	Term

This Agreement shall continue in full force and effect for a period of three (3) years and shall automatically be extended for additional one (1) year period unless one party notifies the other party, in writing, of its intent to terminate the agreement, pursuant to the notice and termination requirements of Sections 8 and 9, below.

8.	Termination

8.1	By the Provider. The Provider may, at its sole option, terminate this Agreement by giving written notice of termination to the Recipient at least ninety (90) days prior to the date of such termination, but only in the event of occurrence of one or more of the following events:

(a)	If by reason of any applicable legislation or act of the governments of the countries of either party, the performance of any material obligations under this Agreement, the Services hereunder or the remittance of any money payable hereunder is prohibited, or

(b)	If for any reason other than the default of the Provider, the Recipient fails or is unable to perform any of its material obligations under this Agreement, and such default continues for ninety (90) days or more after written demand for performance given to the Recipient by a person authorized to give such demand by the Board of Directors of the Provider.

8.2	By the Recipient. The Recipient may, at its option, by resolution of its Board of Directors terminate this Agreement in the event that the Provider fails to perform any of its material obligations hereunder and such default continues for a period of ninety (90) days after written demand for performance given to the Provider by a person authorized to give such demand by the Board of Directors of the Recipient.

9.	Notice

Any notices required or allowed hereunder shall be in writing and given by registered air mail letter or by email to the parties at the following addresses or to such other address as may be furnished by one party to the other:

PROVIDER:

Fabrinet AB

Advokatfirma DLA Nordic KB

Box 7315, 10390 Stockholm, Sweden

Email: mschwartz@fabrinet.com

RECIPIENT:

Fabrinet

140 Robinson Road

#05-02 Chow House

Singapore 068907

Email: pkalivas@fabrinet.com

10.	Independent Contractors

This Agreement does not create a principal or agent, employer or employee partnership, joint venture, or any other relationship except that of independent contractors between the parties. Nothing contained herein shall be construed to create or imply a joint venture, principal and agent, employer or employee, partnership, or any other relationship except that of independent contractors between the parties, and neither party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other in connection with the performance hereunder.

11.	Assignment

This Agreement may not be transferred or assigned by either party without the prior written consent of the other party.

12.	Entire Agreement

This Agreement constitutes the entire agreement and understanding between the Provider and the Recipient with respect to the subject matter of this Agreement.

13.	Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the United States and the venue for any dispute or claim arising out of this Agreement shall be Santa Clara County, California.

14.	Counterpart

This Agreement is made in duplicate, each of which shall be an original and held by each party, but all counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above-mentioned.

PROVIDER:	RECIPIENT:
FABRINET AB	FABRINET

/s/ Mark J. Schwartz	/s/ David T. Mitchell
Name: Mark J. Schwartz	Name: David T. Mitchell
Title: Director	Title: Chairman & CEO